Exhibit 10.27

Execution Version

August 19, 2021

David Berry

***

Re:	Valo Health, Inc. Employment Letter

Dear David:

On behalf of Valo Health, Inc., together with its affiliates and any successor thereto (the “Company”), this letter sets forth the terms of your employment with the Company (the “Employment Letter”). This Employment Letter and accompanying documents and agreements summarize and set forth important terms about your employment with the Company. This Employment Letter shall be effective September 1, 2021 (the “Effective Date”).

1.	Starting Date, Position, and Duties.

a.

As of the Effective Date and pursuant to the terms hereof, you shall continue in the position of Chief Executive Officer (“CEO”), reporting to the Board of Directors of Valo Health, LLC (“Parent”), the parent company of the Company. Pursuant to that certain Agreement and Plan of Merger by and among Khosla Ventures Acquisition Co. (“Acquiror”), Killington Merger Sub Inc. (“Merger Sub”), Valo Health, LLC (“Company Holdco”), and the Company (the “Merger Agreement”), dated as of June 9, 2021, the Company shall become the wholly owned subsidiary of Acquiror (the “Transaction”). Following the consummation of the Transaction, you will become the CEO of the Acquiror. You will continue to serve as a member of the Board of Directors of Parent during your employment as CEO. Following the Transaction, you shall be nominated for election to the Board of Directors of Acquiror (the “Board”) in accordance with the requirements established by the Nominating and Corporate Governance Committee of the Board for as long as you remain the CEO, provided that you shall be deemed to have resigned from the Board and from the boards of directors of any subsidiaries or affiliates, except for Omega Therapeutics, Inc., and any related positions upon ceasing to serve as CEO for any reason. It is understood that you will continue to be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. This is a salaried, exempt position.

This is Intelligent Health	399 Boylston St Suite 505 Boston, MA 02116	valohealth.com Page 1

b.

As a member of our team, we expect you to continue to devote substantially all of your professional and working time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing contained herein shall prevent you from managing your personal investment s on your own personal time, including the right to make passive investments in the securities of: (i) any entity which you do not control, directly, or indirectly, and which does not compete with Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. Subject to the foregoing, you will be permitted to serve on the boards of charitable organizations, to provide consulting, advisory and other services to Flagship Pioneering, Inc. and its affiliates, and to continue serving on the boards of those entities identified on Exhibit A, attached hereto, in each case, so long as such services (i) do not materially interfere with your performance of your duties, (ii) cause you to breach any of your obligations to the Company, (iii) are not otherwise provided on behalf of a “Business” (as defined in the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, in the form attached hereto as Exhibit B (the “Restrictive Covenants Agreement)), and (iv) do not cause you to be considered “overboarded” by leading institutional shareholder advisory groups as determined by the Chairman of the Board or a committee of the Board. Subject to the foregoing, the Company acknowledges and agrees that you shall continue to engage in the outside roles and activities listed on Exhibit A, attached hereto, and that you may, without further permission from the Company, provide consulting, advisory, or other services to Flagship Pioneering, Inc. and/or any of its affiliates, provided that such services do not materially interfere with the performance of your duties for the Company and do not pose a conflict of interest. You shall not engage in other non-Company related business activities (including board memberships) without the prior written consent of the chairman of the Board.

c.

As is generally true for Company employees, you shall continue to be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment for any specific period of time, and nothing herein should be construed to the contrary. Either you or the Company may choose to end the employment relationship at any time, for any reason. Termination of your employment pursuant to this Employment Letter shall be effective thirty (30) days after the Company gives notice to you of your termination, unless provided otherwise by this Employment Letter. The Company reserves the right to alter, supplement, or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2.	Work Location.

Your principal place of work will be 399 Boylston Street, Boston MA 02116, but the parties acknowledge that you will work from such other locations as you reasonably determine is necessary from time to time in consultation with the Board. The Company may reasonably change your normal place of work, but only after consultation with you and with your assent, or request that you travel for business, according to the Company’s business needs. Given the current situation with COVID-19, it is expected that you comply with current Company guidelines on work-from-home and office reentry.

3.	Compensation and Benefits.

a.

Salary. Your base pay shall be at a rate of $49,166.67 per month ($590,000 on an annualized basis (the “Annual Salary”)), minus customary deductions for federal and state taxes and the like, paid in accordance with the Company’s normal payroll practices. Your Annual Salary will be subject to periodic review and adjustment at the Company’s discretion.

b.

Incentive Compensation. You will be eligible to receive an annual bonus as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee,” and such bonus, the “Annual Bonus”). Your target Annual Bonus shall initially be 50% of your Annual Salary and such percentage may be adjusted from time to time by the Board (the “Target Annual Bonus”), with a maximum bonus opportunity up to 150% of your Target Annual Bonus which may also be adjusted from time to time by the Board. The bonus plan adopted by the Company with respect to each fiscal year shall be determined based on Company and personal performance objectives, as determined by the Board or the Compensation Committee following consultation with you. The achievement of the Annual Bonus shall be based upon both the Company’s performance and your individual performance, as determined by the Board or the Compensation Committee. Except as otherwise specified below, bonuses are intended to retain valuable Company employees and your Annual Bonus is not payable unless you are an employee of the Company on the date such bonus is scheduled to be paid. Any Annual Bonus will be earned and paid at the same time annual bonuses are paid to other senior executives of the Company generally. The Board may, in its sole discretion, pay up to 70% of the Annual Bonus in the form of fully vested common units (or shares of common stock) of the Company.

c.

Benefits. As an employee you are eligible to participate in the Company’s standard benefit programs, including holidays, Paid Time Off (PTO), medical insurance, dental insurance, vision insurance, 401(k) plan participation, and life insurance, subject to the terms and conditions of such plans and policies; provided, that your participation in such plans and policies will be on a basis no less favorable than those applicable to other Company executives. Initial benefits are described in the Benefits Summary, a copy of which is enclosed. These benefit programs may be modified or terminated from time to time by the Company.

d.

Vacation. The Company has a flexible time off policy. Your vacation and time off is not earned or accrued, so there will be no pay-out of vacation or PTO upon separation from employment. Time off or vacation may be taken at such times and intervals as you determine from time to time, subject to the business needs of the Company and the terms of the Company’s Flexible Time Off Policy.

e.

Expenses. The Company will reimburse you for all reasonable and necessary out-of-pocket business and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policy. The Company will reimburse you for the cost of business class airfare for all flights scheduled to be more than three (3) hours in duration to the extent necessary for travel in connection with the performance of your duties hereunder.

f.

Indemnification. The Company shall, to the maximum extent permitted by applicable law and consistent with the indemnification agreements provided to board members, indemnify you and hold you harmless from and against any claim, loss or cause of action arising from or out of your performance as an officer, director or employee of the Company or any of its affiliates or in any other capacity, including serving as a fiduciary, in which you serve at the request of the Company, and such indemnification obligations shall survive any termination of your service. The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the term of his service with the Company.

g.

Legal Fees. Upon presentation of appropriate documentation, the Company will pay or reimburse your reasonable legal fees incurred in connection with the negotiation and drafting of this Employment Letter and other documents related to your employment up to $25,000, which amount will be paid within sixty (60) days following the Effective Date; provided, you are still employed at the time of such payment.

4.	Severance Benefits upon Termination.

Upon a termination of your employment by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) then, subject to your continued compliance with the Restrictive Covenant Agreement and your execution of a release of claims in a form provided by the Company (the “Release”) and the Release becoming irrevocable, all within 60 days (or such shorter period as set forth in the Release), the Company shall provide you with the following:

a)	an amount equal to the sum of 100% of your Annual Salary (without giving effect to any decrease that constitutes Good Reason to resign) (the “Severance Amount”);

b)	any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, payable on the otherwise applicable payment date; and

c)

subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a monthly payment equal to 100% of the monthly COBRA premium for the same level of group health coverage as in effect on the date of such termination until the earliest of (i) the 12 month anniversary of the date of termination or (ii) the end of your eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable to you, it may convert such payments to payroll payments made directly to you on the Company’s regular payroll date, which shall be subject to tax-related deductions and withholdings.

The Severance Amount will be paid out in equal installments over twelve (12) months, in accordance with the Company’s normal payroll practice commencing within 60 days after the date of termination; provided, however, that if the 60-day period for the Release to become irrevocable begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Notwithstanding the foregoing, upon a termination of your employment by the Company without Cause or by you for Good Reason, in each case, within three (3) months before, upon or within twelve (12) months following a Change in Control (as defined below), then, subject to your continued compliance with the Restrictive Covenant Agreement and your execution of a Release and the Release becoming irrevocable, all within 60 days (or such shorter period as set forth in the Release), the Company shall provide you with the following in lieu of any severance benefits listed above:

a)

an amount equal to the sum of (i) 150% of your Annual Salary (without giving effect to any decrease that constitutes Good Reason to resign) and (ii) 150% of your Target Annual Bonus (the “CIC Severance Amount”);

b)

any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, payable on the otherwise applicable payment date but no later than March 15th of such immediately following year;

c)

(i) full accelerated vesting with respect to any service-based vesting condition on your then-outstanding equity awards and (ii) any performance-based vesting condition of your then-outstanding equity awards will be deemed vested at target levels; and

d)

subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a monthly payment equal to 100% of the monthly COBRA premium for the same level of group health coverage as in effect on the date of such termination until the earliest of (i) the 18 month anniversary of the date of termination or (ii) the end of your eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll date, which shall be subject to tax-related deductions and withholdings.

The CIC Severance Amount will be paid out in equal installments over eighteen (18) months, in accordance with the Company’s normal payroll practice commencing within 60 days after the date of termination; provided, however, that if the 60-day period for the Release to become irrevocable begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Employment Letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Any severance amounts payable pursuant to this Employment Letter shall be subject to the terms and conditions of the Company’s Executive Severance and Change in Control Plan (the “Severance and CIC Plan”), including, but not limited to, the provisions of Section 4 thereof pertaining to Section 280G of the Code (as defined below). However, to the extent that this Employment Letter conflicts with the terms of the Severance and CIC Plan, this Employment Letter shall govern.

Notwithstanding the foregoing, for purposes of this Employment Letter, the following definitions shall apply:

(A) “Cause” shall mean (i) your failure or refusal to substantially perform your duties with the Company (other than as a result of your disability) after the expiration of thirty (30) days without cure after written notice of such violation to the extent such violation is curable; (ii) your commission of any felony, or another crime involving moral turpitude, deceit or dishonesty; (iii) a material breach by you of the Restrictive Covenant Agreement, after the expiration of thirty (30) days without cure after written notice of such violation to the extent such violation is curable; (iv) a material violation by you of the Company’s code of conduct or a material written employment policy, after the expiration of thirty (30) days without cure after written notice of such violation to the extent such violation is curable; or (v) your (A) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, (B) willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or (C) inducement or attempted inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(B) “Change in Control” shall mean (i) a merger or consolidation of Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Company’s assets, or (iii) any other transaction, including without limitation, the sale by Company of new shares of its capital stock or a transfer of existing shares of capital stock of Company, the result of which is that a third party that is not an affiliate of Company or its stockholders (or a group of third parties not affiliated with Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of Company representing a majority of Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of Company’s assets) in which the holders of the voting securities of Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of Company’s assets to an affiliate of Company; (C) an initial public offering of any of Company’s securities, deSPAC transaction, or any other transaction or series of related transactions principally for bona fide equity financing purposes; (D) a reincorporation of Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any amount that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A- 3(i)(5)) in order to give rise to such payment or settlement event, to the extent required by Section 409A of the Internal Revenue Code.

(C) “Good Reason” shall mean that you have complied with the Good Reason Process following the occurrence of any of the following events, without your written consent: (i) a material diminution in your base salary or Target Annual Bonus, (ii) a material diminution in your job title, authority, duties or responsibilities, (iii) a change of more than 50 miles in the geographic location where you are required to perform your duties, other than reasonable business-related travel, or (iv) a material breach by the Company of a material term of the this Employment Letter.

(D) “Good Reason Process” shall mean that (i) you reasonably determine that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.	Employee Handbook.

You agree to abide by the Company’s policies and procedures, including but not limited to those set forth in the Employee Handbook. You will be required to sign the receipt on the last page of the Handbook.

6.	Restrictive Covenants Agreement.

You hereby acknowledge and agree that this Employment Letter and the compensation and benefits payable hereunder are strictly conditioned upon your execution of the Restrictive Covenants Agreement. Together, this Employment Letter and the Restrictive Covenants Agreement, set forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersede any prior representations or agreements about this matter, whether written or verbal.

7.	Certification.

By signing this Employment Letter and the Restrictive Covenants Agreement, you are certifying to the Company that: (i) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (ii) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (iii) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (iv) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

8.	Section 409A; Taxes

All forms of compensation referred to in this Employment Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

The parties intend that all payments made or to be made under this Employment Letter comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Notwithstanding the foregoing, if any of the payments provided in connection with the employee’s separation from service do not qualify for any reason to be exempt from Section 409A and the employee is, at the time of the employee’s separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., the employee is a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after the employee’s separation from service and, on such date (or, if earlier, the date of the employee’s death), the employee will receive all payments that would have been paid during such period in a single lump sum. Each payment pursuant to the employment agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

[Signature Page Follows]

We are pleased that you will be on the Valo team.

Very truly yours,

Valo Health, Inc.

By:	/s/ Ronald W. Hovsepian
Ronald W. Hovsepian
Chairman of the Board of Valo Health, LLC

Agreed and Accepted by:

/s/ David Berry
David Berry

Date: August 19, 2021

Enclosures: Benefits Summary Executive Severance and Change in Control Plan Restrictive Covenants Agreement

Exhibit A

Approved Outside Roles and Activities

Title	Company	Approx. Time Commitment	Responsibilities
General Partner, Special Partner	Flagship Pioneering	1-2 days per month	• Advice and involvement re explorations, protocompanies, and portfolio company re strategy and recommendations • Serve on board(s) on behalf of Flagship Pioneering

Board member	Omega Therapeutics	5 days per year	• Governance functions and general assistance consistent with company strategy and operations, with a focus on integrated genomic domains and associated therapeutics

Leadership Counsel	United Nations Sustainable Development Solutions Network	2 days per year	• Working with global leaders to design the parameters for a sustainable future (previously has included creating the basis for the SDGs)

Board Member	R3	5 days per year	• Governance functions and general assistance consistent with company strategy and operations focused on type 1 diabetes

Advisory Board Member	Hackley School	1 day per year	• Providing ad hoc advice to Hackley leadership re k-12 education strategy and related tasks

Exhibit B

Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement